Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except share information)

Divestiture of Energy, Chemicals and Resources Business

On April 26, 2019, Jacobs Engineering Group Inc. ("Jacobs") completed the previously announced divestiture (the “Divestiture”) of its Energy, Chemicals and Resources ("ECR") Business to WorleyParsons Limited (the “Buyer”), pursuant to a Stock and Asset Purchase Agreement (the “Purchase Agreement”) entered into on October 21, 2018 for a purchase price of (i) $2.6 billion in cash plus (ii) 58.2 million ordinary shares of the Buyer, subject to adjustments for changes in working capital and certain other items. On April 26, 2019, Jacobs and the Buyer entered into an Amended and Restated Stock and Asset Purchase Agreement, pursuant to which the Purchase Agreement was amended and restated in its entirety, thereby modifying its terms.

Certain financial and information technology services are to be provided by Jacobs on a transitional basis for up to twelve months commencing immediately following the Divestiture subject to the terms and conditions of the Transition Services Agreement by and between Jacobs and the Buyer. These costs will be reimbursed by the Buyer during the transition period and such costs will no longer exist after the transition period.

Basis of Pro Forma Information

The following unaudited pro forma consolidated financial information is based upon the historical financial statements of Jacobs, adjusted to reflect the Divestiture. The following unaudited pro forma consolidated financial information of Jacobs should be read in conjunction with the related notes herein and with the historical consolidated financial statements of Jacobs and the related notes thereto included in previous filings with the Securities and Exchange Commission.

To provide a better understanding of the impact of the Divestiture, the following unaudited pro forma consolidated financial information is presented to reflect how the Divestiture might have affected the historical financial statements had the transactions been consummated at an earlier date. The unaudited pro forma consolidated statements of operations that follow are presented as if the Divestiture had occurred on October 3, 2015, the beginning of the earliest period presented. The unaudited pro forma consolidated balance sheet as of December 28, 2018 is presented as if the Divestiture had occurred on that date.

The unaudited pro forma consolidated financial information is provided for illustrative and informational purposes only and is not intended to reflect or be indicative of Jacobs' consolidated results of operations or financial position had the Divestiture occurred as of the dates presented and should not be taken as a representation of Jacobs' future consolidated results of operations or financial position. For example, the financial information does not reflect any potential earnings or other impacts from the use of the proceeds from the Divestiture or cost reductions of previously allocated corporate costs and potential subsequent restructuring charges.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(In thousands, except share information)

	As of December 28, 2018
	Historical (As Reported)	Sale of ECR		Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$886,707	$2,682,945	(a)	$(96,906)	(g)	$3,472,746
Receivables and contract assets	2,681,908	—		—		2,681,908
Prepaid expenses and other	128,977	598,581	(a)	—		727,558
Current assets held for sale	1,201,270	(1,201,270)	(b)	—		—
Total current assets	4,898,862	2,080,256		(96,906)		6,882,212
Property, Equipment and Improvements, net	256,488	—		—		256,488
Other Noncurrent Assets:
Goodwill	4,771,086	—		—		4,771,086
Intangibles, net	552,030	—		—		552,030
Miscellaneous	785,884	—		—		785,884
Noncurrent assets held for sale	1,680,909	(1,680,909)	(b)	—		—
Total other noncurrent assets	7,789,909	(1,680,909)		—		6,109,000
	$12,945,259	$399,347		$(96,906)		$13,247,700
LIABILITIES AND EQUITY
Current Liabilities:
Notes payable	$3,136	$—		$—		$3,136
Accounts payable	895,434	—		—		895,434
Accrued liabilities	994,111	568,000	(c) (d)	—		1,562,111
Contract liabilities	409,764	—		—		409,764
Current liabilities held for sale	792,279	(792,279)	(b)	—		—
Total Current Liabilities	3,094,724	(224,279)		—		2,870,445
Long-term debt	2,668,993	—		(96,906)	(g)	2,572,087
Other Deferred Liabilities	1,201,786	—		—		1,201,786
Noncurrent liabilities held for sale	138,722	(138,722)	(b)	—		—
Stockholders' Equity:
Capital Stock:
Preferred stock	—	—		—		—
Common stock	140,400	—		—		140,400
Additional paid-in capital	2,672,390	—		—		2,672,390
Retained earnings	3,796,864	683,979	(e)	—		4,480,843
Accumulated other comprehensive loss	(856,552)	121,206	(f)	—		(735,346)
Total Jacobs stockholders' equity	5,753,102	805,185		—		6,558,287
Noncontrolling interests	87,932	(42,837)	(f)	—		45,095
Total Group stockholders' equity	5,841,034	762,348		—		6,603,382
	$12,945,259	$399,347		$(96,906)		$13,247,700

See accompanying notes to the unaudited pro forma consolidated financial information.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except share information)

	Three Months Ended December 28, 2018
	Historical (As Reported)	Sale of ECR (i)	Pro Forma Adjustments		Pro Forma
Revenues	$3,083,788	$—	$—		$3,083,788
Direct cost of contracts	(2,515,268)	—	—		(2,515,268)
Gross profit	568,520	—	—		568,520
Selling, general, and administrative expenses	(455,390)	—	—		(455,390)
Operating Profit	113,130	—	—		113,130
Other Income (Expense):
Interest income	2,104	—	—		2,104
Interest expense	(25,325)	—	803	(h)	(24,522)
Miscellaneous income (expense), net	2,282	—	—		2,282
Total other (expense) income, net	(20,939)	—	803		(20,136)
Earnings from Continuing Operations Before Taxes	92,191	—	803		92,994
Income Tax Expense for Continuing Operations	(22,758)	—	(201)	(h)	(22,959)
Net Earnings of the Group from Continuing Operations	69,433	—	602		70,035
Net (Earnings) Loss Attributable to Noncontrolling Interests from Continuing Operations	(4,539)	—	—		(4,539)
Net Earnings Attributable to Jacobs from Continuing Operations	64,894	—	602		65,496
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$0.45				$0.46
Diluted Net Earnings from Continuing Operations Per Share	$0.45				$0.46

See accompanying notes to the unaudited pro forma consolidated financial information.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except share information)

	Year Ended September 28, 2018
	Historical (As Adjusted for ASU 2017-07)	Sale of ECR (i)	Pro Forma Adjustments		Pro Forma
Revenues	$14,984,646	$(4,404,873)	$—		$10,579,773
Direct cost of contracts	(12,177,486)	3,756,263	—		(8,421,223)
Gross profit	2,807,160	(648,610)	—		2,158,550
Selling, general, and administrative expenses	(2,183,389)	412,283	—		(1,771,106)
Operating Profit	623,771	(236,327)	—		387,444
Other Income (Expense):
Interest income	8,984	—	—		8,984
Interest expense	(76,760)	—	2,394	(h)	(74,366)
Gain (Loss) on disposal of business and investments	(20,967)	20,969	—		2
Miscellaneous income (expense), net	19,677	(8,365)	—		11,312
Total other (expense) income, net	(69,066)	12,604	2,394		(54,068)
Earnings Before Taxes	554,705	(223,723)	2,394		333,376
Income Tax Expense	(381,563)	65,185	(599)	(h)	(316,977)
Net Earnings of the Group	173,142	(158,538)	1,795		16,399
Net (Earnings) Loss Attributable to Noncontrolling Interests	(9,711)	177	—		(9,534)
Net Earnings Attributable to Jacobs	$163,431	$(158,361)	$1,795		$6,865
Net Earnings Per Share:
Basic	$1.18				$0.05
Diluted	$1.17				$0.05

See accompanying notes to the unaudited pro forma consolidated financial information.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except share information)

	Year Ended September 29, 2017
	Historical (As Adjusted for ASU 2017-07)	Sale of ECR (i)	Pro Forma Adjustments	Pro Forma
Revenues	$10,022,788	(3,692,662)	—	$6,330,126
Direct cost of contracts	(8,261,838)	3,191,747	—	(5,070,091)
Gross profit	1,760,950	(500,915)	—	1,260,035
Selling, general, and administrative expenses	(1,382,177)	366,284	—	(1,015,893)
Operating Profit	378,773	(134,631)	—	244,142
Other Income (Expense):
Interest income	8,748	—	—	8,748
Interest expense	(12,035)	—	—	(12,035)
Gain (Loss) on disposal of business and investments	10,880	(10,856)	—	24
Miscellaneous income (expense), net	6,851	(4,576)	—	2,275
Total other (expense) income, net	14,444	(15,432)	—	(988)
Earnings Before Taxes	393,217	(150,063)	—	243,154
Income Tax Expense	(105,842)	32,739	—	(73,103)
Net Earnings of the Group	287,375	(117,324)	—	170,051
Net (Earnings) Loss Attributable to Noncontrolling Interests	6,352	(6,236)	—	116
Net Earnings Attributable to Jacobs	$293,727	$(123,560)	$—	$170,167
Net Earnings Per Share:
Basic	$2.43			$1.43
Diluted	$2.42			$1.42

See accompanying notes to the unaudited pro forma consolidated financial information.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except share information)

	Year Ended September 30, 2016
	Historical (As Adjusted for ASU 2017-07)	Sale of ECR (i)	Pro Forma Adjustments	Pro Forma
Revenues	$10,964,157	(4,706,679)	—	$6,257,478
Direct cost of contracts	(9,196,326)	4,190,043	—	(5,006,283)
Gross profit	1,767,831	(516,636)	—	1,251,195
Selling, general, and administrative expenses	(1,429,233)	446,263	—	(982,970)
Operating Profit	338,598	(70,373)	—	268,225
Other Income (Expense):
Interest income	7,848	—	—	7,848
Interest expense	(15,260)	—		(15,260)
Gain (Loss) on disposal of business and investments	(41,410)	—	—	(41,410)
Miscellaneous income (expense), net	(3,053)	—	—	(3,053)
Total other (expense) income, net	(51,875)	—	—	(51,875)
Earnings Before Taxes	286,723	(70,373)	—	216,350
Income Tax Expense	(72,208)	19,199	—	(53,009)
Net Earnings of the Group	214,515	(51,174)	—	163,341
Net (Earnings) Loss Attributable to Noncontrolling Interests	(4,052)	709	—	(3,343)
Net Earnings Attributable to Jacobs	$210,463	$(50,465)	$—	$159,998
Net Earnings Per Share:
Basic	$1.75			$1.33
Diluted	$1.73			$1.32

See accompanying notes to the unaudited pro forma consolidated financial information.

Note 1 — Basis of Preparation
The unaudited pro forma consolidated financial information is based upon the historical financial statements of Jacobs, adjusted to reflect the Divestiture. The unaudited pro forma consolidated financial information of Jacobs should be read in conjunction with the other related notes herein and with the historical consolidated financial statements of Jacobs and the related notes thereto included in previous filings with the Securities and Exchange Commission.

Financial information as reported is adjusted for the adoption of ASU 2017-07, Compensation- Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost ("ASU 2017-07"), as to show all historical unaudited pro forma consolidated financial information on a comparable basis with the first quarter of fiscal 2019, for which the standard has been adopted and is reflected.

To provide a better understanding of the impact of the Divestiture, the unaudited pro forma consolidated financial information is presented to reflect how the Divestiture might have affected the historical financial statements had the transactions been consummated at an earlier date. The unaudited pro forma consolidated statements of operations are presented as if the Divestiture had occurred on October 3, 2015, the beginning of the earliest period presented. The unaudited pro forma consolidated balance sheet as of December 28, 2018 is presented as if the Divestiture had occurred on that date.

The unaudited pro forma consolidated financial information is provided for illustrative and informational purposes only and are not intended to reflect or be indicative of Jacobs' consolidated results of operations or financial position had the Divestiture occurred as of the dates presented and should not be taken as representation of Jacobs' future consolidated results of operations or financial condition. For example, these financial statements do not reflect any potential earnings or other impacts from the use of the proceeds from the Divestiture or cost reductions of previously allocated corporate costs and potential subsequent restructuring charges.

The historical consolidated financial information has been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the Divestiture, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on Jacobs' results.

The pro forma adjustments described below were based on management’s assumptions and estimates, including assumptions relating to the consideration received.

Note 2 — Unaudited Pro Forma Adjustments

(a)
Represents the impact of the $2.6 billion in cash proceeds, the 58.2 million ordinary shares of the Buyer received from the Divestiture and the closing share price of the Buyer's ordinary shares on April 26, 2019 of $598 million, adjusted for estimated working capital and purchase price adjustment. The ordinary shares received are subject to a lock-up as provided in the Amended Purchase Agreement and the value of the shares received is subject to change over the holding period.

(b)	Represents the disposition of the ECR business' assets and liabilities which had been reported as “held for sale” as of December 28, 2018.

(c)	Represents an estimated increase to accrued income taxes of $535 million due to the amount owed on the gain on sale.

(d)	Represents estimated transaction advisory costs of $33 million, net of taxes.

(e)	The gain on the Divestiture assuming we had completed the sale as of October 3, 2015 is as follows (in millions):

Net cash proceeds	$2,683
Ordinary shares of the Buyer received	598
Transaction costs	(33)
Net assets sold	(1,951)
Accumulated other comprehensive loss	(121)
Elimination of noncontrolling interests	43
Pre-tax gain on sale	$1,219
Income taxes	(535)
After-tax gain on sale	$684

The tax effect of the gain exceeds the applicable statutory rate principally due to non-deductible goodwill.

(f) Reflects the disposition of the accumulated other comprehensive loss which is comprised primarily of related foreign currency translation adjustments and noncontrolling interests accounts associated with legal entities that have been sold in connection with the Divestiture.

(g) Represents the required long-term debt to be paid down as part of the Divestiture of $97 million.
(h) Reflects the elimination of interest expense relating to long-term debt required to be paid down and the related income tax effect of pro forma adjustments based on the estimated blended statutory rate of 25%.
(i) Represents the elimination of the operating results of the ECR business in the unaudited statements of earnings for the periods presented.

Not included above are costs associated with certain financial and information technology services to be provided by Jacobs on a transitional basis for up to twelve months commencing immediately following the Divestiture subject to the terms and conditions of the Transition Services Agreement. These costs will be reimbursed by the Buyer during the transition period and such costs will no longer exist after the transition period. These amounts are not expected to have a continuing impact to Jacobs; therefore, are not included as a pro forma adjustment.